EXHIBIT 99

For Immediate Release Wednesday, August 6, 2003	Robert E. Phaneuf Vice President – Corporate Development (918) 592-0101

VINTAGE PETROLEUM, INC. REPORTS SECOND QUARTER RESULTS

Tulsa, Oklahoma—Vintage Petroleum, Inc. today announced a net loss of $8.7 million, or $0.14 per share, for the second quarter of 2003 driven by non-cash charges of $41.6 million ($24.3 million after tax) related primarily to the impairment of certain unproved and producing properties in Canada. These results compare to net income of $22.4 million, or $0.35 per share, in the same quarter last year. Major items impacting the comparison of quarterly results include the after-tax effects of non-cash charges for property impairments, gains and losses on property sales, foreign currency exchange gains and losses, losses on the early extinguishment of debt and income from discontinued operations.

Excluding the major items described above, the company earned $17.7 million, or $0.28 per diluted share, for the second quarter of 2003 compared to $17.3 million, or $0.27 per diluted share in the year-earlier quarter. (See the attached table for a reconciliation of this non-GAAP measure).

Included in the non-cash charges for the second quarter were $12.6 million ($7.3 million after tax) for the impairment of certain producing oil and gas properties in Canada and $29.0 million ($17.0 million after tax) for the impairment of certain of the company’s exploration acreage, most of which is related to its Northwest Territories project. The company recently completed its review of the exploration potential of its Northwest Territories project and, while it believes this project may contain significant exploration potential, it has determined that the project no longer fits within the company’s current investment portfolio. No additional capital expenditures are planned and the company is initiating efforts to farm-out its position in this project. The impairments to the Canadian producing properties were driven by negative reserve revisions as a result of unsuccessful workover operations and additional technical evaluation of other non-producing projects.

Cash flow from continuing operations (before all exploration costs, changes in working capital and current taxes on property sales and loss on early extinguishment of debt) was $64.2 million for the second quarter of 2003 compared to $61.0 million in the year-ago quarter, reflecting the increase in oil and gas prices from the year-ago levels. See the attached table for Vintage’s calculation of cash flow from continuing operations, a non-GAAP financial measure. Cash provided by operating activities for the second quarter of 2003 was $13.3 million compared to $66.4 million in the year-earlier quarter.

Oil and gas production from continuing operations for the quarter was 6.9 million equivalent barrels (BOE) raising first half production to 13.9 million BOE, in line with the company’s expectations included in its annual production targets. Oil production during the second quarter of 2003 totaled 4.5 million barrels and natural gas production was 14.6 Bcf. The anticipated decline from the year-earlier quarter’s 8.2 million BOE was attributable to U.S. property divestitures in June 2002 and March 2003, natural production declines and the effects of substantially curtailed capital expenditures in 2002 which resulted in significantly lower production levels at the start of 2003. Capital expenditures in 2002 were limited to $129.7 million, or approximately 54 percent of cash flow provided by operating activities, as a result of

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management’s decisions to use a portion of cash flow and proceeds from asset sales to execute its debt reduction program during 2002.

The average price received for gas (including the impact of hedges) was dramatically higher than the average price received in the year-ago quarter, rising 43 percent to $3.28 per Mcf in the current quarter compared to $2.29 per Mcf in the second quarter of last year. The average realized price for oil (including the impact of hedges) also rose 17 percent to $24.95 per barrel compared to $21.39 per barrel in last year’s quarter.

Oil and gas sales rose four percent to $159.5 million from $152.7 million in last year’s quarter as the effect of higher prices more than offset the decline in production. Total revenues for the quarter were $186.8 million, compared to $191.0 million in the year-ago quarter which included $17.6 million of gains from asset sales.

Lease operating expenses per BOE for the quarter increased 20 percent to $7.86 per BOE compared to $6.53 per BOE in last year’s second quarter. Over 30 percent of the per BOE increase was attributable to higher costs (expressed in U.S. dollars) in Argentina and Canada resulting from Argentina peso inflation and the strengthening of the Argentine peso and Canadian dollar. Removing the impact of Argentina inflation and foreign currency fluctuations, lease operating expenses declined but did not keep pace with the declines in production, resulting in the remaining increase on a per BOE basis.

Total general and administrative costs of $15.9 million increased from $12.5 million in the year-earlier quarter primarily due to non-cash expenses related to restricted stock awards, cash bonuses and Argentina asset taxes included in this year’s quarter with no comparable amounts in the year-earlier period. Interest expense decreased 13 percent, or $2.7 million, to $18.0 million as a result of the company’s lower outstanding debt level.

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Exploration expense during the second quarter of 2003 of $32.4 million included $2.9 million in seismic, geological and geophysical costs and $29.5 million in lease impairments and dry hole costs. This compares to a total of $7.0 million during the second quarter of 2002 which included $1.4 million in seismic, geological and geophysical costs and $5.6 million in lease impairments and dry hole costs.

Six Month Results

Net income for the six months ended June 30, 2003, of $32.0 million, or $0.49 per diluted share, compares to a net loss of $43.7 million, or $0.68 per share, in the first half of 2002.

Income for the six months ended June 30, 2003, before the $7.1 million positive impact of the cumulative effect of the accounting change regarding asset retirement obligations, was $24.9 million, or $0.38 per diluted share, compared to the year-earlier period’s income of $16.8 million, or $0.27 per diluted share, before the $60.5 million negative impact of the cumulative effect of the accounting change regarding impairment assessments of goodwill.

Cash flow from continuing operations (before all exploration costs, changes in working capital and current taxes on property sales and loss on early extinguishment of debt) was $148.7 million for the six months ended June 30, 2003, up 47 percent compared to $101.3 million in the year-ago period, reflecting the increase in oil and gas prices from the year-ago levels. See the attached table for Vintage’s calculation of cash flow from continuing operations, a non-GAAP financial measure. Cash provided by operating activities for the six months ended June 30, 2003 was $94.1 million compared to $89.2 million in the year-earlier period.

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“Our cash flow was very strong in the first half of this year, leading to increased cash flow expectations for the year,” said

S. Craig George, CEO. “Despite the strength in cash flow, we are disappointed with the loss in the quarter due to non-cash charges.”

“The plan to restrict capital spending in 2002, in addition to the impact from assets sales, has temporarily affected our oil and gas volumes. However, it has also had the desired effect of strengthening our balance sheet and positions us for future growth. In addition to the $107 million of cash on hand, we have nearly $300 million of availability under our bank revolving credit facility. With this liquidity and our commitment to maintain a healthy balance sheet, we are actively pursuing acquisition opportunities in our return to production growth, while adding to our portfolio of projects with upside potential.”

2003 Revised Targets

As a result of the strong cash flow in the first half and expectations of continued strong product prices, the company has increased its annual target for cash flow from continuing operations (before all exploration expenses, current taxes on any property sales and working capital changes) in 2003 to $265 million from $250 million and its target for EBITDAX to $385 million from $350 million. These revised targets and others are enumerated in the accompanying table, “Vintage Petroleum, Inc., Revised 2003 Targets” and are based on assumed average NYMEX prices for 2003 of $29.00 per barrel of oil and $5.25 per MMBtu of gas versus its previously assumed NYMEX prices of $27.00 per barrel of oil and $5.00 per MMBtu of gas. Net realized prices for the year (before the impact of hedging) as a percent of NYMEX are expected to be 86 percent for oil and 69 percent for gas. In addition, as a result of weaker than anticipated market conditions in Bolivia, non-strategic property sales in Canada and the expectation that higher royalty rates in Canada will continue (the Canadian sliding-scale royalty increases as

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commodity prices increase) the company has reduced its 2003 production target three percent to 28.3 million BOE.

Vintage to Webcast Conference Call

The company’s second quarter 2003 conference call to review second quarter results will be broadcast live on a listen-only basis over the internet on Thursday, August 7 at 3 p.m. Central time. Interested parties may access the webcast by visiting the Vintage Petroleum, Inc. website at www.vintagepetroleum.com and selecting the microphone icon, or at www.companyboardroom.com and typing VPI in the ticker search box and selecting “Go”. To listen to the internet broadcast, participants will need a multimedia computer with speakers and the Windows media player installed. Download from www.microsoft.com/windows/windowsmedia/download/default.asp and test the software prior to the call. Vintage Petroleum, Inc. is unable to provide technical support for downloading the software. The webcast and the accompanying slide presentation will be available for replay at the company’s website.

Forward-Looking Statements

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts that address estimates of assumed NYMEX prices, realized prices as a percent of NYMEX, production, capital expenditures, cash flows, EBITDAX and events or developments that the company expects are forward-looking statements. Although Vintage believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from

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those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, actions taken or to be taken by Argentina as a result of its economic conditions and changes in the estimated or expected impact on the company, changes in foreign exchange and inflation rates, as well as continued availability of capital and financing, and general economic, market or business conditions.

Vintage Petroleum is an independent energy company engaged in the acquisition, exploitation, exploration and development of oil and gas properties and the marketing of natural gas and crude oil. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the New York Stock Exchange under the symbol VPI. For additional information visit the company website at www.vintagepetroleum.com.

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VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
REVENUES:
Oil and gas sales	$159,521	$152,673	$345,179	$271,172
Gas marketing	26,741	17,405	59,661	29,733
Oil and gas gathering and processing	1,556	1,468	3,510	2,853
Gain (loss) on disposition of assets	305	17,624	(345)	17,709
Foreign currency exchange gain (loss)	(3,514)	1,209	(7,151)	4,101
Other income	2,204	576	1,955	1,193

	186,813	190,955	402,809	326,761

COSTS AND EXPENSES:
Lease operating, including production and export taxes	54,320	53,904	108,530	100,757
Exploration costs	32,449	7,002	46,527	15,956
Gas marketing	26,386	16,941	58,423	28,745
Oil and gas gathering and processing	1,794	1,505	4,390	3,282
General and administrative	15,868	12,546	30,274	25,060
Depreciation, depletion and amortization	34,783	46,076	72,077	95,317
Accretion	1,832	—	3,579	—
Interest	18,016	20,741	36,557	38,178
Impairment of oil and gas properties	12,571	—	12,571	—
Loss on early extinguishment of debt	—	8,154	1,426	8,154

	198,019	166,869	374,354	315,449

Income (loss) from continuing operations before income taxes and cumulative effect of changes in accounting principles	(11,206)	24,086	28,455	11,312

PROVISION (BENEFIT) FOR INCOME TAXES:
Current	16,369	9,755	30,832	11,794
Deferred	(18,888)	(6,491)	(16,408)	(15,009)

Total provision (benefit) for income taxes	(2,519)	3,264	14,424	(3,215)

Income (loss) from continuing operations before cumulative effect of changes in accounting principles	(8,687)	20,822	14,031	14,527
INCOME FROM DISCONTINUED OPERATIONS, net of income taxes	—	1,607	10,844	2,282

Income (loss) before cumulative effect of changes in accounting principles	(8,687)	22,429	24,875	16,809
CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING
PRINCIPLES, net of income tax benefit of zero, zero, $4,104 and zero, respectively	—	—	7,119	(60,547)

NET INCOME (LOSS)	$(8,687)	$22,429	$31,994	$(43,738)

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VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
BASIC INCOME (LOSS) PER SHARE:
Income (loss) from continuing operations before cumulative effect of changes in accounting principles	$(.14)	$.33	$.22	$.23
Income from discontinued operations	—	.03	.17	.04

Income (loss) before cumulative effect of changes in accounting principles	(.14)	.36	.39	.27
Cumulative effect of changes in accounting principles	—	—	.11	(.96)

Net income (loss)	$(.14)	$.36	$.50	$(.69)

DILUTED INCOME (LOSS) PER SHARE:
Income (loss) from continuing operations before cumulative effect of changes in accounting principles	$(.14)	$.33	$.21	$.23
Income from discontinued operations	—	.02	.17	.04

Income (loss) before cumulative effect of changes in accounting principles	(.14)	.35	.38	.27
Cumulative effect of changes in accounting principles	—	—	.11	(.95)

Net income (loss)	$(.14)	$.35	$.49	$(.68)

Weighted average common shares outstanding:
Basic	63,991	63,128	63,791	63,102
Diluted	63,991	63,925	65,120	63,858

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VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except shares and per share amounts)

(Unaudited)

A S S E T S

	June 30, 2003	December 31, 2002
CURRENT ASSETS:
Cash and cash equivalents	$106,816	$9,259
Accounts receivable—
Oil and gas sales	104,578	90,267
Joint operations	7,946	9,542
Prepaids and other current assets	20,722	21,021
Assets of discontinued operations	—	86,174

Total current assets	240,062	216,263

PROPERTY, PLANT AND EQUIPMENT, at cost:
Oil and gas properties, successful efforts method	2,619,037	2,487,549
Oil and gas gathering systems and plants	22,627	20,588
Other	27,939	26,501

	2,669,603	2,534,638
Less accumulated depreciation, depletion and amortization	1,092,177	1,047,665

Total property, plant and equipment, net	1,577,426	1,486,973

GOODWILL	24,702	21,099

OTHER ASSETS, net	48,241	51,469

	$1,890,431	$1,775,804

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VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except shares and per share amounts)

(Unaudited)

L I A B I L I T I E S  A N D  S T O C K H O L D E R S’  E Q U I T Y

	June 30, 2003	December 31, 2002
CURRENT LIABILITIES:
Revenue payable	$32,097	$30,869
Accounts payable—trade	35,136	42,038
Current income taxes payable	43,858	18,722
Short-term debt	3,396	4,732
Derivative financial instruments payable	19,708	17,122
Other payables and accrued liabilities	56,401	54,281
Liabilities of discontinued operations	—	10,769

Total current liabilities	190,596	178,533

LONG-TERM DEBT	802,535	883,180

DEFERRED INCOME TAXES	137,479	137,015

LONG-TERM LIABILITY FOR ASSET RETIREMENT OBLIGATIONS	83,176	—

OTHER LONG-TERM LIABILITIES	4,488	6,084

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par, 5,000,000 shares authorized zero shares issued and outstanding	—	—
Common stock, $.005 par, 160,000,000 shares authorized, 64,312,375 and 63,432,972 shares issued and 64,039,787 and 63,348,272 outstanding	321	317
Capital in excess of par value	334,644	326,510
Retained earnings	301,527	274,971
Accumulated other comprehensive income (loss)	44,316	(28,573)

	680,808	573,225
Less treasury stock, at cost, 272,588 and 84,700 shares	1,295	—
Less unamortized cost of restricted stock awards	7,356	2,233

Total stockholders’ equity	672,157	570,992

	$1,890,431	$1,775,804

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VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

SUMMARY OPERATING DATA

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2003		2002	2003	2002
Production:
Oil (MBbls)—
U.S.	1,613		1,829	3,169	3,575
Canada	297		452	671	980
Argentina (a)	2,538		2,842	5,064	5,835
Bolivia (b)	21		32	40	71
Continuing operations	4,469		5,155	8,944	10,461
Ecuador	—		282	114	546
Total	4,469		5,437	9,058	11,007
Gas (MMcf)—
U.S.	5,960		6,527	11,977	12,480
Canada	4,486	(c)	8,250	10,362	15,406
Argentina	2,561		2,466	4,591	3,967
Bolivia	1,635		1,319	3,053	3,345
Total	14,642	(c)	18,562	29,983	35,198
MBOE from continuing operations	6,909		8,249	13,941	16,327
Total MBOE	6,909	(c)	8,531	14,055	16,873

(a)	Production for Argentina for the three months ended June 30, 2003 and 2002, and for the six months ended June 30, 2003 and 2002, before the impact of changes in inventories was 2,526 MBbls, 2,772 MBbls, 5,055 MBbls and 5,618 MBbls, respectively.
(b)	Production for Bolivia for the three months ended June 30, 2003 and 2002, and for the six months ended June 30, 2003 and 2002, before the impact of changes in inventories was 21 MBbls, 22 MBbls, 41 MBbls and 50 MBbls, respectively.
(c)	Volumes for Canada and total company gas production and total MBOE for the second quarter of 2003 were 5,271 MMcf, 15,427 MMcf and 7,040 MBOE respectively, before the impact of a change in estimated volumes (for periods prior to the second quarter of 2003) related primarily to Canadian sliding-scale royalty adjustments. As commodity prices increase the sliding-scale royalty burden increases, lowering reported net volumes. Previous estimates did not fully reflect the impact of the higher commodity prices realized.

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VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

SUMMARY OPERATING DATA

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Average sales price (including impact of hedges):
Oil (per Bbl)—
U.S.	$24.47	$21.80	$25.49	$20.05
Canada	25.64	22.60	28.56	19.96
Argentina	25.19	20.92	27.02	17.76	(a)
Bolivia	23.29	21.87	22.90	19.81
Continuing operations	24.95	21.39	26.58	18.76	(a)
Ecuador	—	20.88	26.87	18.24
Total	24.95	21.36	26.58	18.74	(a)
Gas (per Mcf)—
U.S.	$4.02	$3.01	$4.43	$2.64
Canada	4.31	2.43	4.46	2.32
Argentina	.46	.35	.44	.38
Bolivia	2.17	1.42	2.04	1.42
Total	3.28	2.29	3.58	2.13
Average sales price (excluding impact of hedges):
Oil (per Bbl)—
U.S.	$25.71	$22.85	$28.55	$20.31
Canada	25.41	22.60	28.60	19.96
Argentina	25.19	21.15	27.02	17.91	(a)
Bolivia	23.29	21.87	22.90	19.81
Continuing operations	25.38	21.89	27.67	18.93	(a)
Ecuador	—	20.88	26.87	18.24
Total	25.38	21.83	27.65	18.90	(a)
Gas (per Mcf)—
U.S.	$4.68	$3.19	$5.23	$2.73
Canada	4.76	2.55	5.08	2.38
Argentina	.46	.35	.44	.38
Bolivia	2.17	1.42	2.04	1.42
Total	3.69	2.40	4.11	2.19

(a)	Reflects the impact of the one-time government-mandated forced settlement of domestic Argentina oil sales which decreased the Argentina, total continuing operations and total average oil prices per Bbl for the six months ended June 30, 2002, per Bbl by $1.37, $.76 and $.73, respectively.

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VINTAGE PETROLEUM, INC.

NON-GAAP FINANCIAL MEASURES

Cash flow from continuing operations represents cash provided by continuing operating activities before all exploration costs, changes in working capital items related to operating activities, and current taxes on property sales and loss on early extinguishment of debt. Cash flow from continuing operations is presented because management believes it is a useful adjunct to cash provided by operating activities under accounting principles generally accepted in the United States (“GAAP”). Cash flow from continuing operations is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities and to service debt. Cash flow from continuing operations is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity. The following table reconciles cash provided by operating activities to cash flow from continuing operations (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Cash provided by operating activities	$13,267	$66,361	$94,115	$89,244
Cash used (provided) by discontinued operations	—	(3,179)	2,045	(1,821)

Cash provided by continuing operations	13,267	63,182	96,160	87,423
Changes in working capital items related to operating activities	45,723	(5,840)	47,855	10,147
Current tax provision associated with net tax gain on property sales	5,208	6,856	5,208	6,888
Current tax benefit for loss on early extinguishment of debt	—	(3,172)	(555)	(3,172)

Cash flow from continuing operations	$64,198	$61,026	$148,668	$101,286

Earnings before certain major items (and the related amounts per diluted share), a non-GAAP financial measure, excludes major items that management believes affect the comparison of results for the periods presented. Management also believes results excluding these items are more comparable to estimates provided by securities analysts and therefore are useful in evaluating operational trends of the company and its performance relative to other oil and gas companies. The following tables reconcile net income (loss) to earnings before certain major items and the related amounts per diluted share (in thousands except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net income (loss)	$(8,687)	$22,429	$31,994	$(43,738)
Major items impacting net income (after tax)—
Non-cash charges for impairments	24,325	3,051	25,594	5,099
Foreign currency exchange (gain) loss	2,280	(758)	4,676	(2,637)
(Gain) loss on disposition of assets	(178)	(10,768)	219	(10,820)
Loss on early extinguishment of debt	—	4,982	871	4,982
Income from discontinued operations	—	(1,607)	(10,844)	(2,282)
Cumulative effect of changes in accounting principles	—	—	(7,119)	60,547

Earnings before certain major items	$17,740	$17,329	$45,391	$11,151

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VINTAGE PETROLEUM, INC.

NON-GAAP FINANCIAL MEASURES

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net income (loss) per diluted share	$(.14)	$.35	$.49	$(.68)
Major items impacting net income (after tax)—
Non-cash charges for impairments	.38	.05	.39	.08
Foreign currency exchange gain (loss)	.04	(.01)	.07	(.04)
(Gain) loss on disposition of assets	—	(.17)	.01	(.17)
Loss on early extinguishment of debt	—	.08	.02	.08
Income from discontinued operations	—	(.03)	(.17)	(.04)
Cumulative effect of changes in accounting principles	—	—	(.11)	.95

Earnings per diluted share before certain major items	$.28	$.27	$.70	$.18

EBITDAX is presented herein, and reconciled to the GAAP measures of net income and cash provided by operating activities because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund exploration and development activities and to service or incur debt. Management also views the non-GAAP measure of EBITDAX as a useful tool for comparison of the company’s financial indicator with those of peer companies. EBITDAX should not be considered as an alternative to net income or cash provided by operating activities, as defined by GAAP.

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net income (loss)	$(8,687)	$22,429	$31,994	$(43,738)
Cumulative effect of changes in accounting principles	—	—	(7,119)	60,547
Income from discontinued operations, net of tax	—	(1,607)	(10,844)	(2,282)
Provision (benefit) for income taxes	(2,519)	3,264	14,424	(3,215)
Loss on early extinguishment of debt	—	8,154	1,426	8,154
Interest expense	18,016	20,741	36,557	38,178
Accretion	1,832	—	3,579	—
Depreciation, depletion and amortization	34,783	46,076	72,077	95,317
Impairments of oil and gas properties	12,571	—	12,571	—
Exploration costs	32,449	7,002	46,527	15,956
Foreign currency exchange (gain) loss	3,514	(1,209)	7,151	(4,101)
(Gain) loss on disposition of assets	(305)	(17,624)	345	(17,709)
Other non-cash items	1,721	612	2,716	435

EBITDAX	93,375	87,838	211,404	147,542
Interest expense	(18,016)	(20,741)	(36,557)	(38,178)
Current income tax expense	(16,369)	(9,755)	(30,832)	(11,794)
Cash provided (used) by discontinued operations	—	3,179	(2,045)	1,821
Changes in working capital	(45,723)	5,840	(47,855)	(10,147)

Cash provided by operating activities	$13,267	$66,361	$94,115	$89,244

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VINTAGE PETROLEUM, INC.

REVISED 2003 TARGETS

	Previous 2003 Targets	Revised 2003 Targets(c)
Oil production (MMBbls):
U.S.	6.5	6.5
Canada	1.3	1.2
Argentina	10.6	10.6
Bolivia	.1	.1
Total	18.5	18.4
Gas production (Bcf):
U.S.	24.6	24.6
Canada	22.0	20.0
Argentina	8.7	8.7
Bolivia	8.5	6.0
Total	63.8	59.3
Total MMBOE	29.1	28.3
Assumed NYMEX(a) prices:
Oil	$27.00	$29.00
Gas	$5.00	$5.25
Net realized price (before impact of hedging) as a percent of NYMEX(a) – Total Company:
Oil	85%	86%
Gas	67%	69%
DD&A per BOE (oil and gas only)	$5.04	$5.00
LOE per BOE (including Argentina export tax impact)	$7.18	$7.60
G&A per BOE	$1.90	$2.05
Non-Acquisition Capital Spending Budget (in millions)	$185	$185
Cash Flow (before all exploration expenses, working capital changes and current taxes associated with property sales) (in millions)(d)	$250	$265
EBITDAX (in millions)(b)(d)	$350	$385

MMBbls         –million barrels

Bcf                  –billion cubic feet

MMBOE        –million barrels of oil equivalent

(a)	NYMEX—

Oil - Average of the daily settlement price per barrel for the near-month contract for light crude oil as quoted on the

         New York Mercantile Exchange.

Gas - Average of the settlement price per MMBtu for the last 3 trading days for the applicable contract month for natural gas as quoted on the New York Mercantile Exchange.

(b)	EBITDAX: Earnings before interest, taxes, DD&A, impairments, exploration expenses, cumulative effect of change in accounting principle, loss on early extinguishment of debt, and gains/losses on property sales.
(c)	Targets do not reflect any future acquisitions or dispositions of assets. Targets reflect the impact of existing hedges. See “2003 Revised Targets” and “Forward-Looking Statements” elsewhere in the release.
(d)	The targets for non-GAAP financial measures are not reconciled to the most directly comparable GAAP financial measures as the company does not establish targets for such GAAP financial measures.

- More -

VINTAGE PETROLEUM, INC.

HEDGING STATUS

OIL PRICE SWAPS

Quarter Ending	Barrels	NYMEX Reference Price Per Bbl
September 30, 2003	1,103,000	$26.16
December 31, 2003	1,196,000	26.08
March 31, 2004	182,000	28.97

GAS PRICE SWAPS

Quarter Ending	MMBtu	NYMEX Reference Price Per MMBtu
September 30, 2003	2,760,000	$3.88
December 31, 2003	2,760,000	4.04

Quarter Ending	MMBtu	NYMEX Reference Price Per MMBtu
		(Canadian dollars)
September 30, 2003	2,300,000	6.39
December 31, 2003	2,300,000	6.64